                                                                    EXHIBIT 99.1

                  FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC)

                           WASHINGTON, D.C. 20429-9990

                                    FORM 10-Q

(Mark One)
( X ) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended: March 31, 2004

                                       OR

(   )    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

For the transition period from:_______________________________ to

FDIC Insurance Certificate No. 12525

                        THE TRUST COMPANY OF NEW JERSEY
             (Exact name of registrant as specified in its charter)

NEW JERSEY                                       22-1337980
----------                                       ----------
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                   Number)

35 JOURNAL SQUARE
JERSEY CITY, NEW JERSEY                              07306
-----------------------                              -----
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code: (201) 420-2500

(Former name, former address and former fiscal year, if changed since last report).

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-12 of the Exchange Act). Yes [X] No [ ]

The number of shares outstanding of the Registrant's common stock, $2.00 par value, as of April 28, 2004 was 18,507,589.

                                TABLE OF CONTENTS

PART I.         FINANCIAL INFORMATION

Item 1.         Financial Statements (unaudited)

                Consolidated Statements of Condition as of March 31, 2004
                and December 31, 2003                                                                            3

                Consolidated Statements of Income for the three months
                ended March 31, 2004 and 2003                                                                    4

                Consolidated Statements of Changes in Stockholders' Equity
                for the three months ended March 31, 2004 and 2003                                               5

                Consolidated Statements of Cash Flows for the three months
                ended March 31, 2004 and 2003                                                                    6

                Notes to Consolidated Financial Statements                                                       7

Item 2.         Management's Discussion and Analysis of
                Financial Condition and Results of Operations                                                   12

Item 3.         Quantitative and Qualitative Disclosures about Market Risk                                      25

Item 4.         Controls and Procedures                                                                         25

PART II. OTHER INFORMATION

Item 1.         Legal Proceedings                                                                               26

Item 2.         Changes in Securities and Use of Proceeds                                                       26

Item 3.         Defaults Upon Senior Securities                                                                 26

Item 4.         Submission of Matters to a Vote of Security Holders                                             26

Item 5.         Other Information                                                                               26

Item 6.         Exhibits and Reports on Form 8-K                                                                26

SIGNATURES                                                                                                      27

EXHIBIT INDEX                                                                                                   28

CERTIFICATIONS                                                                                                  29

                          PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS
THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF CONDITION
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   UNAUDITED
                                                                         MARCH 31,         DECEMBER 31,
                                                                            2004               2003
                                                                        -----------        -----------
ASSETS
Cash and due from banks                                                 $   106,703        $   117,403
Federal funds sold                                                          110,000             30,000
                                                                        -----------        -----------
         Total cash and cash equivalents                                    216,703            147,403
                                                                        -----------        -----------
Securities:
 Available for sale, at market value                                      1,587,219          1,678,406
 Held to maturity (market value $57,081 in 2003)                                  -             52,427
                                                                        -----------        -----------
         Total securities                                                 1,587,219          1,730,833
                                                                        -----------        -----------
Loans:
 Held for sale                                                               18,941             66,095
 Held in portfolio, net of unearned income                                2,184,366          2,132,706
 Less: Allowance for loan losses                                            (10,191)           (10,144)
                                                                        -----------        -----------
         Loans, net                                                       2,193,116          2,188,657
                                                                        -----------        -----------
Premises and equipment                                                       37,846             39,135
Other real estate owned                                                       3,094              3,271
Accrued interest receivable                                                  19,304             20,602
Bank owned life insurance                                                    70,852             70,093
Prepaid pension cost and other assets                                        75,582             78,011
                                                                        -----------        -----------
TOTAL ASSETS                                                            $ 4,203,716        $ 4,278,005
                                                                        ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest bearing demand                                            $   621,353        $   627,830
 Interest bearing -
         NOW and money market                                               659,776            659,928
         Savings                                                            550,668            560,883
         Time                                                             1,389,077          1,458,042
                                                                        -----------        -----------
         Total deposits                                                   3,220,874          3,306,683
                                                                        -----------        -----------
Securities sold under agreements to repurchase
 and other borrowings                                                       114,795            121,331
Federal Home Loan Bank advances                                             550,000            550,000
Deferred taxes and other liabilities                                         41,592             36,626
                                                                        -----------        -----------
         Total liabilities                                                3,927,261          4,014,640
                                                                        -----------        -----------
Common stock, $2.00 par value; authorized 72,000,000 shares;
 Issued and outstanding 18,467,935 in 2004 and 18,387,801 in 2003            36,936             36,776
Additional paid-in capital                                                   31,370             30,061
Retained earnings                                                           186,909            182,135
Accumulated other comprehensive income                                       21,240             14,393
                                                                        -----------        -----------
         Total stockholders' equity                                         276,455            263,365
                                                                        -----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 4,203,716        $ 4,278,005
                                                                        ===========        ===========

See accompanying notes to the consolidated financial statements.

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF INCOME
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   UNAUDITED
                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                        -------------------------------
                                                                            2004               2003
                                                                        ------------       ------------
INTEREST INCOME
Interest and fees on loans                                              $     32,060       $     33,482
Interest on Federal funds sold                                                   130                244
Interest and dividends on securities
   Taxable                                                                    13,553             16,054
   Exempt from Federal Income Taxes                                            3,214              3,397
                                                                        ------------       ------------
     Total interest income                                                    48,957             53,177
                                                                        ------------       ------------
INTEREST EXPENSE
Interest on deposits                                                          10,496             14,912
Interest on borrowed funds                                                     6,418              7,510
                                                                        ------------       ------------
     Total interest expense                                                   16,914             22,422
                                                                        ------------       ------------
     Net interest income                                                      32,043             30,755
     Provision for loan losses                                                 1,310                800
                                                                        ------------       ------------
     Net interest income after provision for loan losses                      30,733             29,955
                                                                        ------------       ------------
NON-INTEREST INCOME
Service charges on deposit accounts and other retail banking fees              4,565              5,070
Trust department income                                                          788                367
Bank owned life insurance                                                        759              2,047
Net gains on securities sales                                                  8,972                 97
Gains on sales of securitizations and loans                                      391              4,804
Other income                                                                     351                 63
                                                                        ------------       ------------
     Total non-interest income                                                15,826             12,448
                                                                        ------------       ------------
NON-INTEREST EXPENSE
Salaries and employee benefits                                                16,564             21,911
Pension expense                                                                2,375              2,412
Occupancy expense, net of rental income                                        3,854              3,933
Furniture and equipment expense                                                2,260              2,234
Outside data processing services                                               1,458              1,437
Other real estate owned expense, net                                              67                509
Merger related expenses                                                        1,691                  -
Mortgage servicing asset valuation expense                                        80                284
Other non-interest expense                                                     6,835              8,417
                                                                        ------------       ------------
     Total non-interest expense                                               35,184             41,137
                                                                        ------------       ------------
Income before provision (benefit) for income taxes                            11,375              1,266
Provision (benefit) for income taxes                                           3,281             (1,962)
                                                                        ------------       ------------
NET INCOME                                                              $      8,094       $      3,228
                                                                        ============       ============
EARNINGS PER COMMON SHARE

     Basic                                                              $       0.44       $       0.18
                                                                        ============       ============
     Diluted                                                            $       0.42       $       0.17
                                                                        ============       ============
WEIGHTED AVERAGE SHARES OUTSTANDING

     Basic                                                                18,417,419         18,342,715
                                                                        ============       ============
     Diluted                                                              19,217,209         18,743,939
                                                                        ============       ============

See accompanying notes to the consolidated financial statements.

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                      UNAUDITED
                                                   ------------------------------------------------------------------------------
                                                                                                     ACCUMULATED
                                                        COMMON STOCK                                    OTHER           TOTAL
                                                   --------------------     ADDITIONAL    RETAINED  COMPREHENSIVE   STOCKHOLDERS'
                                                     SHARES     AMOUNT   PAID-IN CAPITAL   EARINGS   INCOME, NET        EQUITY
                                                   ----------  --------  ---------------  --------  -------------   -------------
($ in thousands, except per share amounts)
BALANCE, DECEMBER 31, 2003                         18,387,801  $ 36,776      $30,061      $182,135     $14,393        $263,365
Comprehensive Income:
Net income - Quarter ended March 31, 2004                                                    8,094                       8,094
Reclassification of unrealized gains on held to
maturity securities transferred to securities
available for sale, net of tax of $(1,959)                                                               3,639           3,639
Unrealized holding gain on securities available
for sale, net of tax of $4,334                                                                           8,049           8,049
Reclassification adjustment for realized gains on
securities available for sale, net of tax of
$(2,607)                                                                                                (4,841)         (4,841)
                                                                                                                      --------
  Total comprehensive income                                                                                            14,941
                                                                                                                      --------
Deferred compensation and taxes related to
nonqualified stock option plans                                                  105                                       105
Exercise of stock options                              80,134       160        1,204                                     1,364
Cash dividends, $0.18 per common share                                                      (3,320)                     (3,320)
                                                   ----------  --------      -------      --------     -------        --------
BALANCE, MARCH 31, 2004                            18,467,935  $ 36,936      $31,370      $186,909     $21,240        $276,455
                                                   ==========  ========      =======      ========     =======        ========

BALANCE, DECEMBER 31, 2002                         18,312,909  $ 36,626      $26,762      $179,179     $21,703        $264,270
Comprehensive Income:
Net income - Quarter ended March 31, 2003                                                    3,228                       3,228
Unrealized holding gain on securities available
for sale, net of tax of $1,008                                                                           1,872           1,872
Reclassification adjustment for realized gains
on securities available for sale, net of tax of
$(34)                                                                                                      (63)            (63)
                                                                                                                      --------
  Total comprehensive income                                                                                             5,037
                                                                                                                      --------
Deferred compensation and taxes related to
nonqualified stock option plans                                                  434                                       434
Exercise of stock options                              63,163       127          781                                       908
Purchase and retirement of common stock               (20,400)      (42)                      (523)                       (565)
Cash dividends, $0.16 per common share                                                      (2,940)                     (2,940)
                                                   ----------  --------      -------      --------     -------        --------
BALANCE, MARCH 31, 2003                            18,355,672  $ 36,711      $27,977      $178,944     $23,512        $267,144
                                                   ==========  ========      =======      ========     =======        ========

See accompanying notes to the consolidated financial statements.

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                                    UNAUDITED
                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                                    ---------
                                                                                              2004              2003
                                                                                              ----              ----
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:
Net Income                                                                                  $   8,094        $   3,228
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                                       1,310              800
Pension (income) expense                                                                        2,375            2,412
Depreciation, amortization and other provisions                                                 2,421            3,218
Amortization of debt security premium (discount) -
Available for sale                                                                              1,356            3,135
Held to maturity                                                                                   48               52
Net realized gains on sales of securities available for sale and tender of securities
held to maturity                                                                               (8,972)             (97)
Gains on sales of securitizations and loans                                                      (391)          (4,804)
Origination of loans held for sale                                                                  -          (68,140)
Proceeds from securitizations and sales of loans                                               41,387          199,997
(Increase) decrease in accrued interest receivable                                              1,298              480
Increase in deferred taxes and other liabilities                                                1,279            2,222
(Increase) decrease in other assets                                                            (1,046)            (264)
                                                                                            ---------        ---------
Net cash provided by operating activities                                                      49,159          142,239
                                                                                            ---------        ---------
CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:
Proceeds from sales of securities -                                                                                  -
Available for sale                                                                             83,902               97
Held to maturity                                                                                6,086                -
Proceeds from maturities or calls of securities -
Available for sale                                                                             92,492          203,192
Purchases of securities -
Available for sale                                                                            (76,895)        (133,940)
Principal reductions on mortgage backed securities                                             56,130          124,070
Net (increase) in loans                                                                       (46,765)        (116,157)
Purchases of premises and equipment, net                                                         (790)          (3,772)
Proceeds from sales of other real estate                                                          177              680
                                                                                            ---------        ---------
Net cash provided by investing activities                                                     114,337           74,170
                                                                                            ---------        ---------
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Net (decrease) increase in deposits                                                           (85,809)         (79,284)
Net (decrease) in securities sold under agreements to repurchase and other borrowings          (6,536)         (30,265)
Cash dividends paid                                                                            (3,320)          (2,940)
Purchase and retirement of common stock                                                             -             (565)
Exercise of stock options                                                                       1,469              908
                                                                                            ---------        ---------
Net cash (used in) provided by financing activities                                           (94,196)        (112,146)
                                                                                            ---------        ---------
Increase in cash and cash equivalents                                                          69,300          104,263
                                                                                            ---------        ---------
Cash and cash equivalents at the beginning of the period                                      147,403          185,382
                                                                                            ---------        ---------
Cash and cash equivalents at the end of the period                                          $ 216,703        $ 289,645
                                                                                            =========        =========

See accompanying notes to the consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004
                                   (UNAUDITED)

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         BASIS OF PRESENTATION

         The accompanying Consolidated Financial Statements include the accounts of The Trust Company of New Jersey and its direct and indirect wholly owned subsidiaries, TC Financial LLC (sales of annuities, mutual funds and life insurance products), TCB Investment Corp. (an investment company), TC Preferred Funding, Inc. (a real estate investment trust) and ORAC, Inc. (foreclosed real estate) (collectively, the "Bank"). All significant intercompany balances and transactions have been eliminated.

         The Bank has prepared the accompanying Consolidated Financial Statements without audit. In the opinion of the Bank, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

         The Bank has prepared the accompanying Consolidated Financial Statements pursuant to the rules and regulations of the Securities and Exchange Commission applicable to interim reporting. Accordingly, certain information and note disclosures normally included in annual financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted.

         These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Bank's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Federal Deposit Insurance Corporation.

         The results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of the operating results to be attained for the year ending December 31, 2004 or for any other period.

         STOCK-BASED COMPENSATION

         The Bank accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employers," and related interpretations. Accordingly, no compensation expense has been recognized for stock options issued with an exercise price equal to the stock's market value at the date of grant. The Bank records compensation expense to the extent options are issued at exercise prices less than the market value of the Bank's stock at the date of grant.

         Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," permits the use of the intrinsic value method but requires disclosure of pro forma net income and earnings per share as if the stock-based compensation had been accounted for using the fair value method. Had the compensation costs for the Bank's stock option plans been determined based on the fair value method, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below -

                                                                                              Three months ended March 31,
                                                                                              ----------------------------
            ($ in thousands, except per share amounts)                                          2004                2003
                                                                                                ----                ----
Net income                                                                                     $8,094              $3,228
Stock-based compensation expense included in reported net income
under the intrinsic value method, net of related tax effects                                       62                  67
Total stock-based compensation expense determined under the fair value based method, including all stock option grants, net of related tax
effects                                                                                          (672)               (496)
                                                                                               ------              ------
Pro forma net income                                                                           $7,484              $2,799
                                                                                               ======              ======
Basis earnings per share -
As reported                                                                                    $ 0.44              $ 0.18
Pro forma                                                                                      $ 0.41              $ 0.15
Diluted earnings per share -
As reported                                                                                    $ 0.42              $ 0.17
Pro forma                                                                                      $ 0.39              $ 0.15
Weighted average fair value of options granted during the period                               $ 7.48              $ 8.33

         The fair value of stock options granted by the Bank was estimated through the use of the Black-Scholes option pricing model applying the following assumptions -

                                                                                             Three months ended March 31,
                                                                                            -----------------------------
                                                                                               2004                2003
                                                                                               ----                ----
Risk-free interest rate                                                                         2.68%               2.94%
Expected option life                                                                        6.5 years           6.5 years
Expected volatility                                                                            18.00%              28.30%
Expected dividend yield                                                                         1.77%               2.23%

(2)      STATEMENTS OF CASH FLOWS

         The following supplemental disclosures are made to the consolidated statements of cash flows -

                                                                                            Three months ended March 31,
                                                                                            ----------------------------
                   ($ in thousands)                                                            2004                2003
                                                                                               ----                ----
Cash paid during the period for  -
Interest                                                                                     $16,551             $23,069
Income taxes                                                                                     658                   -
Noncash investing activities -
Transfer of held to maturity securities to available for sale                                 46,293                   -

(3)      EARNINGS PER COMMON SHARE

         Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

         Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period, as adjusted for the assumed exercise of potentially dilutive common stock options utilizing the Treasury Stock method.

Calculation of Basic and Diluted Earnings Per Share:

                                                       Three months ended March 31,
                                                       ----------------------------
                                                           2004            2003
                                                           ----            ----
($ in thousands, except per share data)
Net Income - Basic EPS                                 $     8,094     $     3,228
                                                       ===========     ===========
Weighted average common shares outstanding              18,417,419      18,342,715
Plus:  Dilutive stock options                              799,790         401,224
                                                       -----------     -----------
Diluted weighted average common shares outstanding      19,217,209      18,743,939
                                                       ===========     ===========
Earnings per common share:
Basic                                                  $      0.44     $      0.18
Diluted                                                $      0.42     $      0.17

(4)      OTHER NON-INTEREST EXPENSE

         The following table presents the main components of other expense:

Other Expense:

                                                                     Three months ended March 31,
                                                                     ----------------------------
                        ($ in thousands)                                  2004         2003
                                                                          ----         ----
Advertising and customer relations                                       $  725       $  869
Auditing and legal fees (including re-audit and special committee)          690        2,189
Telephone expense                                                           953          848
All other                                                                 4,467        4,511
                                                                         ------       ------
Total other non-interest expense                                         $6,835       $8,417
                                                                         ======       ======

(5)      MERGER WITH NORTH FORK BANCORPORATION, INC. AND NORTH FORK BANK

         On December 16, 2003, the Bank entered into a definitive agreement to be acquired by North Fork Bancorporation, Inc. ("NFB") in an all-stock transaction valued at $726 million. The Bank's stockholders will receive a fixed exchange ratio of one share of NFB common stock for each share held. The transaction is intended to qualify as a reorganization for federal income tax purposes and provide a tax-free exchange of shares.

         The definitive agreement has been approved by the directors of both NFB and the Bank and the requisite bank regulators. The transaction is subject to approval of the stockholders of the Bank (by the affirmative vote of two-thirds of outstanding shares), and other customary conditions. The Bank's special meeting of shareholders to approve the merger is scheduled for May 13, 2004. Bank stockholders holding approximately 42% of the Bank's stock have committed to vote in favor of the merger through the execution of voting agreements. Assuming the Bank receives the required vote at the special meeting, the merger is expected to close on May 14, 2004. The transaction is not subject to any collars or walk-away provisions.

         During the first quarter ended March 31, 2004, the Bank had incurred $1.7 million of professional fees and costs directly related to the merger agreement, comprised of investment banking, legal and accounting fees of $1.3 million and $0.4 million of costs under employment agreements. This is in addition to the $7.2 million of fees and costs directly related to the merger agreement recorded in 2003, that were comprised of investment banking, legal and accounting fees of $1.3 million and $5.9 million of costs under certain employment contracts. When the transaction closes, additional professional fees will be incurred and additional amounts will be due under employment contracts and severance arrangements

(the latter amounts will be dependent upon the number and composition of employees not retained by NFB).

         In connection with its merger agreement with NFB, the Bank committed to sell certain commercial real estate loans to one borrower totaling $29.2 million (including unfunded commitments of $0.9 million). If the Bank is unable to sell the loans prior to the effectiveness of the merger, certain principal stockholders of the Bank have agreed, at NFB's request, to purchase the loans for $20 million. Accordingly, during the fourth quarter 2003, the Bank recognized a loan charge-off of $9.2 million, placed the loans on non-accrual status, reclassified the remaining balance of the loans to the held-for-sale category and replenished the allowance for loan losses through a charge to the provision for loan losses of $9.2 million.

(6)      CLOSING OF BRANCH OFFICES

         In January 2004, the Bank announced plans to close 20 in-store branches, continuing a strategy of closing under-performing locations. These branch locations are scheduled to close between April 27, 2004 and May 6, 2004. It is estimated that a pretax charge of $6.3 million will be recognized in the second quarter 2004 with respect to the 20 branches that are being closed. Consistent with its previous experience, the Bank believes that it will retain a major portion of the deposits and customer relationships of these branches. The Bank estimates that the in-store closings will contribute $4.0 million in pretax earnings on an annual basis.

(7)      SALES OF SECURITIZATIONS AND SALES OF LOANS SOLD WITH RECOURSE

         The Bank, under certain limited circumstances, sells or securitizes and sells residential mortgage loans with recourse provisions. At the time mortgage loans are sold or securitized and sold, an evaluation is made of the potential recourse liability. This evaluation takes into account the Bank's underwriting standards for originating the mortgage loan, the value of the mortgaged property, the borrower's payment history, the bank's historical experience with these categories of loans and other factors. To date, at the time of sale, all of the Bank's mortgage loans have been performing in accordance with their terms and the recourse liability has been estimated at zero. At March 31, 2004 and December 31, 2003, the principal amount of loans sold with recourse amounted to $4.1 million and $2.2 million, respectively.

(8)      RETIREMENT PLAN

         Net pension expense includes the following components  -

                                                     Three Months Ended March 31,
                                                     ----------------------------
               ($ in thousands)                           2004           2003
                                                          ----           ----
Service cost - benefits earned during the periods       $   720        $   641
Interest cost on projected benefit obligation               537            475
Actual return on plan assets                               (593)           151
Net deferral                                              1,724          1,158
Amortization of net asset at transition                     (13)           (13)
                                                        -------        -------
Net pension expense                                     $ 2,375        $ 2,412
                                                        =======        =======

         The Bank did not make any contributions to the retirement plan during the three months ended March 31, 2004 and does not anticipate making any contributions in the foreseeable future.

(9)      TRANSFER OF SECURITIES FROM HELD-TO-MATURITY TO AVAILABLE FOR SALE

         In the first quarter 2004, the Bank tendered $6.1 million, amortized cost, of securities recorded in the held-to-maturity securities portfolio to the issuer for a realized gain of $1.5 million and transferred the $46.3 million remaining amortized cost balance of securities held-to-maturity to the available for sale portfolio at a fair value of $51.9 million. The unrealized gain of $5.6 million has been recorded in accumulated other comprehensive income, net of tax expense of $2.0 million.

(10)     NEW ACCOUNTING PRONOUNCEMENTS

         No new accounting pronouncements were issued in final form during the first quarter ended March 31, 2004 that had, or that are expected to have, a significant effect on the Bank's consolidated financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         The information disclosed in this document includes various forward-looking statements with respect to credit quality (including delinquency trends and the allowance for loan losses), corporate objectives, and other financial and business matters. The words "anticipates," "projects," "intends," "estimates," "expects," "believes," "plans," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. In addition, any statements we make that are not historical facts should be considered to be forward-looking statements. We caution that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from these forward-looking statements. Certain events may occur that could cause our actual results to be materially different than those described in this document. In addition to the factors disclosed elsewhere in this document, the following factors, among others, could cause our actual results to differ materially and adversely from such forward-looking statements:

     -    competition and pricing pressures on loan and deposit products;

     - changes in economic conditions nationally, regionally and in our markets;

     -    the extent and timing of actions of the Federal Reserve Board;

     -    changes in levels of market interest rates;

     -    clients' acceptance of our products and services;

     -    credit risks in our loan portfolio; and

     - the extent and timing of legislative and regulatory actions and reforms.

         The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. The information contained in this document speaks only as of the date indicated on the signature page of this document unless the information specifically indicates that another date applies. We are not obligated to update and do not undertake to update any of our forward-looking statements made in this document.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         "Management's Discussion and Analysis of Financial Condition and Results of Operations" is based upon the consolidated financial statements of The Trust Company of New Jersey (the "Bank" or the "Company"), which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Bank to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management believes the Bank's policy with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity and requires management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application is periodically reviewed with the Audit and Examination Committee and the Board of Directors.

         The provision for loan losses is based upon management's evaluation of the adequacy of the allowance for loan losses, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Bank's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank's control.

         The Bank accounts for its pension expense by utilizing the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. Accordingly, plan assets and the projected benefit obligation are each marked-to-market at all period-ends and recorded in pension (income) expense in the consolidated statements of income. Generally, the values of plan assets are subject to the inherent volatility of the securities markets and the specific market performance of the plan assets; the value of the projected benefit obligation (which can also have a significant element of volatility) is subject to the general level of interest rates, the expected inflation rate, the number of employees covered under the plan, and other factors.

RESULTS OF OPERATIONS: FIRST QUARTER ENDED MARCH 31, 2004 COMPARED WITH FIRST QUARTER ENDED MARCH 31, 2003

- OVERVIEW: Net income was $8.1 million, or $0.42 per diluted share for the first quarter of 2004, versus $3.2 million, or $0.17 per diluted share, for the first quarter 2003. The increase in net income reflects increases in net interest income and non-interest income and lower non-interest operating expenses, partly offset by a higher provision for loan losses and provision for income taxes. The variances in these income statement categories are explained below.

NET INTEREST INCOME: Net interest income for the first quarter 2004 increased 4.2% to $32.0 million from $30.8 million for the first quarter 2003. Net interest income represents the difference between interest received on interest earning assets, primarily loans and securities available for sale and held to maturity, and the interest expense paid on interest bearing liabilities, primarily deposits and borrowings. All interest income and expense amounts in this discussion of net interest income are stated on a pre-tax adjusted basis. The related yield, return on assets, spread and net interest margin reflect the tax-equivalent adjustments that were made to income derived from tax-exempt loans and securities. All interest earning assets and interest-bearing liabilities are discussed in terms of average balances.

         The Bank's net interest income performance was driven primarily by its low-cost core deposit sources of funds (demand deposits, NOW, money market and saving accounts) that are invested in interest earning assets, principally loans and securities. Also, the first quarter 2003 included commercial mortgage loan prepayment fees of $688,000. Total average interest bearing liabilities decreased $177 million, or 5.1%, in the first quarter 2004. Interest-bearing core deposits decreased $12 million during the period, while time deposits declined $175 million. Net average non-interest bearing sources of funds increased $74 million, or 14.5%, to $580 million from $506 million in the first quarter 2003. Growth in demand deposits accounted for $48 million, or 65.2%, of this increase. The balance of the increase in net non-interest bearing sources of funds is related to an increase in stockholders' equity and a decline in non-interest earning assets. Total average interest earning assets decreased $104 million in the first quarter 2004 to $3.890 billion, from $3.994 billion in the first quarter 2003. The Bank's net interest margin increased 21 basis points to 3.50% in the first quarter 2004 from 3.29% in the first quarter 2003. First quarter 2003 net interest margin included 7 basis points related to the previously noted commercial mortgage loan prepayment fees.

         Total interest income decreased from $53.2 million in the first quarter 2003 to $49.0 million in the first quarter 2004, attributable to an 32 basis point decrease in the average yield earned on total interest earning assets (reflecting the lower rate environment in the 2004 quarter).

         Interest and fees on loans decreased from $33.5 million in the first quarter 2003 to $32.1 million in the first quarter 2004. The decrease was attributable to a reduction in the yield earned on loans from 6.53% in the first quarter 2003 to 5.86% in the first quarter 2004. The decline in the yield, which was due to the lower interest rate environment in the 2004 period and prepayments of commercial mortgage loans in the 2003 quarter, was partially offset by a $123 million increase in the average volume of loans outstanding, principally 1 - 4 family residential mortgage, indirect auto and commercial lending.

         Interest and dividends on securities declined $2.7 million to $16.8 million in the first quarter 2004 from $19.5 million in the first quarter 2003. The securities portfolio consists of securities available for sale (average balance of $1,584 million in the first quarter 2004; average balance of $1,783 million in the first quarter 2003) and securities held to maturity (average balance of $51 million and $53 million in the first quarter 2004 and 2003, respectively). The decline in the total amount of interest and dividends reflects the lower rate environment and the impact of prepayments and calls on the Bank's portfolio of mortgage-backed and callable securities. The average yield earned on the securities portfolio was 4.53% in the first quarter 2004 and 4.66% in the first quarter 2003.

         Interest expense on deposits decreased from $14.9 million in the first quarter 2003 to $10.5 million in the first quarter 2004. This decline reflected the lower rate environment in the 2004 first quarter. The average balance of interest bearing core deposits (defined as savings, NOW and money market deposits) decreased 1.0% to $1.212 billion in the first quarter 2004, while the average rate paid on such deposits decreased 33 basis points to 1.05%. The average balance of time deposits decreased $175 million to $1.426 billion in the first quarter 2004. The average rate paid on time deposits declined 65 basis points to 2.07%.

         Interest expense on borrowed funds declined $1.1 million from the $7.5 million expense for the first quarter 2003 to a $6.4 million expense for the first quarter 2004, reflecting the restructuring of the Bank's advances from the Federal Home Loan Bank ("FHLB") that took place at the end of the second quarter 2003 and the beginning of the third quarter 2003. The average balance of borrowed funds increased in the first quarter 2004 to $672 million from $663 million in the 2003 period primarily due to the previously mentioned restructuring, whereby FHLB advances declined $50 million while other borrowings increased $59 million.

PROVISION FOR LOAN LOSSES: The Bank's provision for loan losses is determined periodically by management at levels necessary to maintain the allowance for loan losses at an adequate level. During the

2004 first quarter, the Bank recorded a provision for loan losses of $1.3 million, compared to a provision of $0.8 million in the 2003 period. The increase in the provision for loan losses is related to the growth in the volume of loans held in portfolio and a change in the composition of loans comprising the portfolio. During this period, commercial loans and consumer loans increased on an absolute basis and, for commercial loans, as a percentage of the loan portfolio. Due to the nature of these lending products, the Bank has experienced a higher level of net loan charge-offs, which required an increase in the provision for loan losses. The allowance for loan losses was determined by the Bank to be adequate at $10.2 million as of March 31, 2004 and $10.1 million as of December 31, 2003. See discussion under "Asset Quality" for additional details.

NON-INTEREST INCOME: Non-interest income for the first quarter 2004 increased by $3.4 million to $15.8 million from $12.4 million for the first quarter 2003. The increase was attributable primarily to $9.0 million in net securities gains in the first quarter 2004 compared to $0.1 million of net securities gains in the first quarter 2003. These securities gains were partly offset by a $4.4 million decline in gains on sales of securitizations and loans and the inclusion of $1.2 million of insurance proceeds from the death of the former chairman in the first quarter 2003. Gains on sales of securitizations and loans amounted to $0.4 million in the first quarter 2004 and $4.8 million in the first quarter 2003.

The $9.0 million of net gains on the sale of securities in the first quarter 2004 included a gain of $1.5 million related to the tender of $6.1 million of securities classified as held to maturity to their issuer. The tender price represented a premium over the fair value of comparable securities and management determined that it was in the Bank's best interests to accept the tender offer. As a result of this transaction, under generally accepted accounting principles, the Bank's remaining held to maturity securities are considered to be "tainted" and have been transferred to the securities available for sale portfolio at their fair value. See notes to the consolidated financial statements No. 9 for additional information.

NON-INTEREST EXPENSE: Non-interest expense decreased by $6.0 million to $35.2 million for the first quarter 2004 versus $41.1 million for the first quarter 2003. Salaries and employee benefits amounted to $16.6 million, $5.3 million lower than the first quarter 2003, due largely to the inclusion in the first quarter 2003 of $7.9 million of death benefits for the former chairman, partly offset by the impact of hiring new members of senior management and higher levels of employee benefit plan expense. Pension expense was $2.4 million in both the first quarter of 2004 and 2003. The Bank accounts for pension expense under the "immediate recognition" method whereby changes in pension plan (the "Plan") assets and the benefit obligation due to market factors are immediately reflected in pension expense. During both quarters, the increase in the benefit obligation exceeded the return on Plan assets. Net occupancy, furniture and equipment expense was $6.1 million in the first quarter 2004 versus $6.2 million in the first quarter 2003, with the modest decrease reflecting the impact of closing nine in-store branch locations in the fourth quarter 2003. Merger related expenses amounted to $1.7 million in the first quarter 2004 and are described in notes to the consolidated financial statements No. 5. Other expense declined $1.6 million to $6.8 million in the first quarter 2004 versus $8.4 million in the first quarter 2003 due to the inclusion of $1.8 million of special legal and accounting fees incurred in the first quarter 2003.

         The Bank has announced the closing of 20 in-store branches during the second quarter 2004. Total deposits at these branches amount to approximately $129 million and the Bank expects to retain a large portion of these deposits and customer relationships. Expenses related to the closings are expected to be approximately $6.3 million before taxes. See notes to the consolidated financial statements No. 6.

PROVISION (BENEFIT) FOR INCOME TAXES: The provision for income taxes amounted to $3.3 million in the first quarter 2004 and $(2.0) million in the first quarter 2003. The increase in the provision for the 2004 first quarter is largely related to the higher level of income before taxes recorded in the period. The tax benefit in the 2003 first quarter is a result of the low level of income before provision (benefit) for income taxes and the tax-exempt income earned by the Bank from its securities and bank owned life insurance portfolios. The average effective tax rate was 28.8% for the first quarter 2004.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

         The following table sets forth certain information relating to the Bank's average interest-earning assets and average interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense, stated on a taxable equivalent basis, by the average balances of assets or liabilities, respectively, for the periods shown. The tables also present information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which banking institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income and profitability is its "net interest margin," which is its net interest income divided by its average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities.

                                                                       FOR THE THREE MONTHS ENDED MARCH 31,
                                                     --------------------------------------------------------------------
                                                                     2004                             2003
                                                     --------------------------------------------------------------------
                                                       AVERAGE     INTEREST &  AVERAGE    AVERAGE     INTEREST &  AVERAGE
               ($ in thousands)                        BALANCE        FEES       RATE     BALANCE        FEES       RATE
                                                     ---------------------------------  ---------------------------------
ASSETS
Interest-earning assets:
    Loans:
        Commercial                                   $   202,294  $     2,858   5.68%   $   157,960  $     2,318   5.95%
        Installment                                      783,208       10,951   5.62        746,090       10,859   5.90
        Real estate                                    1,218,671       18,373   6.06      1,176,878       20,433   7.00
                                                     -----------  -----------           -----------  -----------
             Total loans                               2,204,173       32,182   5.86      2,080,928       33,610   6.53
                                                     -----------  -----------           -----------  -----------
    Securities:
        Taxable                                        1,370,509       13,553   3.96      1,541,170       16,054   4.17
        Non-taxable                                      264,631        4,945   7.47        294,578        5,227   7.10
                                                     -----------  -----------           -----------  -----------
             Total securities                          1,635,140       18,498   4.53      1,835,748       21,281   4.66
                                                     -----------  -----------           -----------  -----------
    Money market investments                              50,604          130   1.02         77,111          244   1.27
                                                     -----------  -----------           -----------  -----------
             Total interest-earning assets             3,889,917       50,810   5.24      3,993,787       55,135   5.56
                                                     -----------  -----------           -----------  -----------
Non-interest-earning assets:
    Cash and due from banks                              107,101                            120,294
    Other assets                                         236,885                            253,690
    Allowance for loan losses                            (10,336)                           (10,111)
                                                     -----------                        -----------
             Total non-interest-earning assets           333,650                            363,873
                                                     -----------                        -----------
Total assets                                         $ 4,223,567                        $ 4,357,660
                                                     ===========                        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
    Savings, NOW and money market deposits           $ 1,211,745        3,168   1.05    $ 1,223,787        4,172   1.38
    Other time deposits                                  722,775        4,457   2.48        818,888        6,605   3.27
    Certificates of deposits $100,000 and over           703,357        2,871   1.63        781,870        4,135   2.14
                                                     -----------  -----------           -----------  -----------
             Total interest-bearing deposits           2,637,877       10,496   1.60      2,824,545       14,912   2.14
                                                     -----------  -----------           -----------  -----------
    Borrowings                                           672,237        6,418   3.78        663,032        7,510   4.53
                                                     -----------  -----------           -----------  -----------
             Total interest-bearing liabilities        3,310,114       16,914   2.04      3,487,577       22,422   2.59
                                                     -----------  -----------           -----------  -----------
Non-interest-bearing liabilities and
    stockholders' equity:
        Demand deposits                                  610,211                            562,261
        Other liabilities                                 33,487                             46,500
                                                     -----------                        -----------
             Total non-interest-bearing liabilities      643,698                            608,761
        Stockholders' equity                             269,755                            261,322
                                                     -----------                        -----------
Total liabilities and stockholders' equity           $ 4,223,567                        $ 4,357,660
                                                     ===========                        ===========
Net interest income/spread
    (tax-equivalent basis)                                        $    33,896   3.20                 $    32,713   2.97
                                                                  ===========                        ===========
Net interest margin (tax-equivalent basis)                                      3.50                               3.29
Tax equivalent adjustments:
    Loans                                                         $       122                        $       128
    Investment securities                                               1,731                              1,830
                                                                  -----------                        -----------
             Total                                                $     1,853                        $     1,958
                                                                  ===========                        ===========

Loans include non-accruing loans, the effect of which is to reduce the rate earned on loans, and exclude unearned income. Income is stated on a tax-equivalent basis by adding to income an amount equal to the tax benefit of owning tax-exempt securities and loans based on statutory rates in effect (35% in the three months ended March 31, 2004 and 2003).

RATE/VOLUME ANALYSIS

         The following tables set forth information regarding the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the periods indicated. Average balances and rates include non-accruing loans. For each category of interest-earning asset and interest-bearing liability, information is provided for changes attributable to
(i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) total change. Changes in rate/volume (changes in rate multiplied by the changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                                  THREE MONTHS ENDED MARCH 31, 2004
                                                    COMPARED TO THREE MONTHS ENDED
                                                           MARCH 31, 2003
                                                -------------------------------------
                                                INCREASE/(DECREASE) DUE TO CHANGE IN:
                                                -------------------------------------
           (In thousands)                        VOLUME          RATE           NET
                                                 ------          ----           ---
Interest-earning assets:
Loans                                           $ 1,939        $(3,367)       $(1,428)
Securities                                       (2,185)          (598)        (2,783)
Money market investments                            (75)           (39)          (114)
                                                -------        -------        -------
Total interest income                           $  (321)       $(4,004)       $(4,325)
                                                -------        -------        -------

Interest-bearing liabilities:
Savings deposits                                $    (6)       $  (998)       $(1,004)
Other time deposits                                (663)        (1,485)        (2,148)
Certificates of deposit $100,000 and over          (354)          (910)        (1,264)
Borrowings                                         (334)          (758)        (1,092)
                                                -------        -------        -------
Total interest expense                          $(1,357)       $(4,151)       $(5,508)
                                                -------        -------        -------

Net interest income                             $ 1,036        $   147        $ 1,183
                                                =======        =======        =======

FINANCIAL CONDITION

         Total assets at March 31, 2004 were $4.204 billion, a decrease of $74 million, or 1.7%, compared to $4.278 billion at December 31, 2003. Loans held in portfolio increased by $52 million, or 2.4%, to $2.184 billion at March 31, 2004 as compared to $2.133 billion at December 31, 2003. Loans held for sale declined $47 million to $19 million at March 31, 2004 as compared to $66 million at December 31, 2003, reflecting securitizations and loan sales of $41 million during the first quarter 2004. Total securities decreased by $144 million, or 8.3%, to $1.587 billion at March 31, 2004 as compared to $1.731 billion at December 31, 2003, due to calls, maturities and prepayments of securities and the sale of $90 million of securities. The decline in total assets was reflective of the 2.6% decrease in total deposits to $3.221 billion at March 31, 2004 from $3.307 billion at December 31, 2003. Total stockholders' equity increased $13.1 million, or 5.0%, to $276.5 million at March 31, 2004 as compared to $263.4 million at December 31, 2003. This increase occurred primarily due to net income of $8.1 million for the three months ended March 31, 2004, an increase in unrealized gains on securities, net of $6.8 million and proceeds from the exercise of stock options and other stock option related items of $1.5 million, offset by cash dividends of $3.3 million during the three months ended March 31, 2004. During the first quarter of 2004, the Bank "tainted" its portfolio of securities held to maturity, resulting in its transfer to the securities available for sale portfolio at fair value. This transfer accounted for $3.6 million of the increase in unrealized gains on securities that were recorded in stockholders' equity during the period. Securities sold under agreements to repurchase and other borrowings decreased by $6.5 million, or 5.4%, to $114.8 million as compared to $121.3 million at December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

         The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. The Bank's primary sources of funds are scheduled amortization and prepayments of loan principal and mortgage-backed securities, deposits, borrowed funds, maturities and calls of investment securities and funds provided by the Bank's operations. The Bank's membership in the FHLB provides it access to additional sources of borrowed funds, which is generally limited to twenty times the amount of FHLB stock held by the Bank.

         Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and borrowed funds, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. As interest rates decline, borrowing and customer refinancing activity tends to accelerate, causing an increase in cash flow from both the Bank's loan and mortgage-backed security portfolios. If the Bank's pricing is competitive, the demand for loan originations also accelerates. When interest rates increase, the opposite effect tends to occur and the Bank's loan origination and purchase activity becomes increasingly dependent on the strength of the residential real estate market, home purchases and new construction activity.

         Effective liquidity management protects against the risk that significant losses might occur if the Bank were forced to liquidate assets in an adverse market. In this sense, liquidity provides protection from loss of profits due to adverse changes in interest rates. The major factors that determine a bank's liquidity are stability of its deposits (which in part is a function of the maturity, if any, and rates paid), marketability, maturity structure and pledging status of its investments and also potential for unexpected loan demand.

         Total cash and cash equivalents amounted to $217 million at March 31, 2004 compared to $147 million at December 31, 2003. The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities. During the three months ended March 31, 2004, net cash of $49 million was provided by operating activities, primarily as a result of the sale of securitizations and loans of $41 million. Investing activities provided $114 million of cash during the three months ended March 31, 2004, with cash provided through loan and securities repayments, maturities and calls and sales of securities exceeding the amount reinvested in new loans and securities. Net cash of $94 million used in financing activities was largely attributable to decreases in deposits and securities sold under agreements to repurchase and other borrowings.

         At March 31, 2004, Federal funds sold, loans and securities maturing or re-pricing within one year and loans held for sale totaled $936 million or 22.3% of total assets, compared to $983 million or 23.0% of total assets at December 31, 2003. At March 31, 2004, the Company had outstanding borrowings of $115 million through the use of securities sold under agreements to repurchase and other borrowings and $550 million through the use of FHLB advances. Advances from the FHLB are collateralized by loans and securities.

         Total deposits decreased $86 million at March 31, 2004 compared to December 31, 2003. Deposit flows are affected by the level of market interest rates, the interest rates and products offered by competitors, and other factors. The decrease in total deposits since December 31, 2003, was due in part to a strategic decision by management to de-leverage the balance sheet as securities and other assets were either called, matured, or were sold. Core deposits decreased 1.0% to $1.832 billion at March 31, 2004 from $1.849 billion at December 31, 2003, while time deposits decreased by 4.7% to $1.389 billion over the same time period. Time deposit accounts scheduled to mature within one year were $1.177 billion at March 31, 2004. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these time deposits will remain with the Bank, although no assurances are given that the Bank will retain these deposits. The Bank is committed to maintaining a strong liquidity position; therefore, the Bank monitors its liquidity position on a daily basis. The Bank anticipates that it will have sufficient funds to meet its current funding commitments.

         At March 31, 2004, the Bank had outstanding loan commitments to borrowers of approximately $192 million, and available home equity and overdraft lines of credit of approximately $135 million. The Bank anticipates that it will have sufficient funds available to meet its current commitments in the normal course of business.

         As of March 31, 2004, the Bank's risk-based Tier I and Total capital ratios were 10.23% and 10.65%, respectively, and its leverage capital ratio was 6.00%. These ratios exceed the FDIC's minimum ratio requirements, and the requirements to be "well capitalized" within the meaning of the FDIC's regulations.

         The Bank does not anticipate any material capital expenditures nor does it have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK DISCLOSURE

         The Bank originates and invests in interest-earning assets and solicits interest-bearing and non-interest bearing deposit accounts. Its operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Bank's interest-earning assets and the amount of interest-bearing liabilities that mature, re-price, or are prepaid/withdrawn in specified time periods. Interest rate risk is the risk that the Bank's earnings and/or "net portfolio value" (defined below) will change when interest rates change. The principal objective of the Bank's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk.

         Management monitors and controls interest rate risk through a variety of techniques including use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, the Bank projects future net interest income and then estimates the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. The Bank also uses the models to calculate the change in net portfolio value over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging interest-earning assets and interest-bearing liabilities by re-pricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to re-price during each time period and cumulatively through the end of each time period. The dollar difference between rate sensitive assets and rate sensitive liabilities within given time periods is referred to as the "interest sensitivity gap." By this definition, a "gap" has an asset, liability and time component.

         A negative gap is created when rate sensitive liabilities exceed rate sensitive assets within a particular time frame. Conversely, a positive gap occurs when the Bank has more rate sensitive assets than rate sensitive liabilities within a particular time frame. Negative gaps result when an institution borrows on a short-term basis and lends on a long-term basis. Positive gaps occur when an institution borrows on a long-term basis and lends on a short-term basis. In an increasing rate environment, earnings will generally increase when a positive gap exists. Earnings will generally decrease in a rising rate environment when the gap is negative.

         Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market interest rates, future cash flows and discount rates.

         Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will re-price and assumes that assets and liabilities assigned to the same re-pricing period will re-price at the same time and in the same amount. Like sensitivity modeling, gap analysis does not take into account the fact that the re-pricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

         Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on the Bank's net interest income or net portfolio value.

         The Bank's models provide information pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission ("SEC"). The information is based on significant estimates and assumptions and constitutes a "forward looking statement" within the meaning of that term as set forth in the Private Securities Litigation Reform Act of 1995. The base case information shows an estimate of the Bank's net portfolio value at March 31, 2004 arrived at by discounting estimated future cash flows at current market rates and an estimate of future net interest income assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at the same rate level. The rate change information shows estimates of net portfolio value at March 31, 2004 and future net interest income assuming rate changes of varying amounts. Rate changes are assumed to occur uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. In addition, for purposes of calculating net portfolio value, the indicated rate changes are assumed to be shock or immediate changes, while for purposes of projecting future net interest income the indicated rate changes are assumed to be ramped or occur evenly over a twelve-month time period. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the current rate level and adjusting re-pricing balances to the current rate level.

         Based on the results of the Bank's interest simulation model as of March 31, 2004, the impact of a 100 basis point change in rates occurring evenly over a twelve-month period would be an improvement of $1.6 million, or 1.2%, on an annualized basis, in net interest income if rates decreased, compared to a decline of $1.2 million, or 0.9%, on an annualized basis, in net interest income if rates increased. The impact of an immediate 100 basis point change in rates at March 31, 2004 would be an increase of $47.2 million, or 7.8%, in net portfolio value if rates decreased, versus a decrease of $77.4 million, or 12.8%, in net portfolio value if rates increased.

ASSET QUALITY

         Nonperforming Assets. The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated.

                                                                  March 31,    December 31,
                                                                  ---------    ------------
                   ($ in thousands)                                  2004          2003
                                                                     ----          ----
Non-accrual loans (1)
  Held for sale (2)                                                $18,941       $19,114
  Held in portfolio                                                  4,135         4,561
Other real estate owned, net of reserves (3)                         3,094         3,271
                                                                   -------       -------
Total nonperforming assets                                         $26,170       $26,946
                                                                   =======       =======
Loans contractually past due 90 days or more as to principal
or interest and still accruing interest                            $   726       $   285
                                                                   =======       =======

     (1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest is doubtful. After a careful review of individual loan history and related collateral by management, the loan may continue to accrue interest. If, however, in the opinion of management, the collection of additional interest is doubtful, the loan will remain in non-accrual status. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on our assessment of the collectibility of the loan. During the first three months of 2004, an insignificant amount of gross interest income would have been recorded on loans accounted for on a non-accrual basis at March 31, 2004 if the loans had been current throughout the period.

     (2) The balance of non-accrual loans held for sale is comprised of loans to a single commercial real estate borrower. As part of the merger agreement with NFB, the Bank has committed to selling this relationship prior to the effectiveness of the merger. See notes to the consolidated financial statements No. 5.

     (3) Other real estate owned represents property acquired by us through foreclosure or repossession or as an in-substance foreclosure. These assets are recorded at the lower of their fair value or the unpaid principal balance plus unpaid accrued interest of the related loans.

         On the dates presented in the table above, the Bank did not have any troubled debt restructurings, as defined under Statement of Financial Accounting Standards No. 15, which are loans where the creditor has, for economic or legal reasons, granted concessions to the debtor that the creditor would not otherwise consider.

         Non-performing assets held in portfolio, defined as non-accrual loans held in portfolio plus other real estate owned, decreased to 0.17% of total assets at March 31, 2004 down from 0.18% at December 31, 2003. The Bank's ratio of non-accrual loans held in portfolio to total loans held in portfolio was 0.19% at March 31, 2004, and 0.21% at December 31, 2003.

         The Bank ordinarily does not enter into agreements whereby it would reduce the principal amount of a loan, reduce the interest rate below the current market rates or extend the maturity date at a favorable interest rate.

         Asset Classification and Allowances for Loan Losses. Federal regulations require banking institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as "substandard" if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as "doubtful" if full collection is highly questionable or improbable. An asset is classified as "loss" if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a "special mention" designation, described as assets that do not currently expose the financial institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Federal or state examiners may disagree with the Bank's classifications.

         In originating loans, the Bank recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The Bank maintains a general allowance for loan losses based on, among other things, regular reviews of delinquencies and loan portfolio quality, character and size, the Bank's and the industry's historical and projected loss experience and current and forecasted economic conditions. The Bank increases its allowance for loan losses by charging provisions for loan losses against its income. Federal examiners may disagree with the Bank as to the appropriate level of its allowance for loan losses.

         The Bank monitors its asset quality and charges off loans and properties acquired in settlement of loans against the allowance for loan losses when appropriate and provides specific loss reserves when necessary. Although the Bank believes that it uses the best information available to make determinations with respect to the allowances for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

         The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Bank. In establishing the allowance for loan losses, the Bank takes into consideration probable losses that have been identified in connection with specific loans as well as losses that have not been identified but can be expected to occur. The Bank conducts regular reviews of its loans and evaluates the need to establish general and specific allowances on the basis of this review. The Bank provides specific allowances for individual loans, or portions of loans, when it believes that ultimate collection is improbable based on the current payment status of the loan and the fair value or net realizable value of the security for the loan. The Bank maintains its allowance for loan losses at a level that is adequate to provide for probable and reasonably estimable loan losses. The level of the allowance is reviewed and adjusted by management on a quarterly basis and includes an evaluation of non-performing loans, loan losses experience, economic conditions, the composition of the loan portfolio and other relevant factors.

         The Bank's Board of Directors may establish general allowances based on its quarterly review of the adequacy of the allowance for loan losses, taking into consideration the following:

         -        the composition and quality of the loan portfolio;

         -        delinquency and non-accrual trends;

         -        current charge-off and loss experience;

         -        the state of the real estate markets, and

         -        economic or other conditions.

         An analysis of the allowance for loan losses follows.

                                                                                 AT OR FOR THE THREE
                                                                                    MONTHS ENDED
                                                                                      MARCH 31,
                                                                                      ---------
                      ($ IN THOUSANDS)                                         2004                2003
                                                                               ----                ----
AVERAGE TOTAL LOANS OUTSTANDING                                            $ 2,204,173         $ 2,080,928
                                                                           ===========         ===========

ALLOWANCE FOR LOAN LOSSES AT BEGINNING OF PERIOD                           $    10,144         $     9,971
                                                                           -----------         -----------

LOANS CHARGED OFF DURING THE PERIOD:
Commercial, financial and agricultural loans                                      (399)                  -
Consumer installment loans                                                      (1,537)               (887)
Real estate construction loans                                                       -                   -
Commercial mortgage loans                                                            -                   -
Residential mortgage loans                                                           -                   -
RECOVERIES DURING PERIOD OF LOSSES PREVIOUSLY CHARGED OFF:
Commercial, financial and agricultural loans                                        41                   -
Consumer installment loans                                                         629                 420
Real estate construction loans                                                       -                   -
Commercial mortgage loans                                                            3                   4
Residential mortgage loans                                                           -                   -
                                                                           -----------         -----------
NET LOANS (CHARGED OFF) RECOVERED DURING PERIOD                                 (1,263)               (463)
                                                                           -----------         -----------

Additions to (deductions) from allowance for loan losses
charged (credited) to expense during period                                      1,310                 800
                                                                           -----------         -----------

ALLOWANCE FOR LOAN LOSSES AT END OF PERIOD                                 $    10,191         $    10,308
                                                                           ===========         ===========

Ratio of net charge-offs (annualized) to average
loans outstanding for period                                                      0.23%               0.09%
                                                                           ===========         ===========

Ratios of allowance for loan losses to total loans held in portfolio
outstanding at end of period                                                      0.47%               0.54%
                                                                           ===========         ===========

         The allowance for loan losses as a percent of non-accrual loans held in portfolio was 246.5% at March 31, 2004 and 222.4% at December 31, 2003. The allowance for loan losses as a percent of total loans held in portfolio was 0.47% at March 31, 2004 compared to 0.48% at December 31, 2003. While the Bank believes that the allowance for loan losses is established in accordance with generally accepted accounting principles, it cannot be assured that regulators, in reviewing the Bank's assets, will not make the Bank increase the allowance for loan losses, thereby negatively affecting the Bank's reported financial condition and results of operations.

         The Bank maintains a portfolio of loans held for sale that is valued at the lower of their cost or fair value on an aggregate basis. At March 31, 2004, this portfolio was comprised of credits to a single borrower that had been placed in the held for sale loan portfolio as part of the merger transaction with NFB. See notes to the consolidated financial statements No. 5 for additional details. Also, the Bank had used the held for sale loan portfolio to hold 1 - 4 family residential mortgage loans that had been designated either for sale or for securitization and sale. At March 31, 2004, no 1 - 4 family residential mortgage loans were in the held for sale loan portfolio.

         Loans sold or securitized and sold with recourse: The Bank, under certain limited circumstances, sells or securitizes and sells residential mortgage loans with recourse provisions. At the time mortgage loans are sold or securitized and sold, an evaluation is made of the potential recourse liability. This evaluation takes into account the Bank's underwriting standards for originating the mortgage loan, the value of the mortgaged property, the borrowers payment history, the Bank's historical experience with these categories of loans and other factors noted above in the discussion of the Allowance for Loan Losses. To date, at the time of sale, all of the Bank's mortgage loans have been performing in accordance with their terms and the recourse liability has been estimated at zero. At March 31, 2004 and December 31, 2003, the principal amount of loans sold with recourse amounted to $4.1 million and $2.2 million, respectively.

         The Bank also considers mortgage loans sold with recourse in the determination of the fair value of its mortgage servicing rights. Due to the small amount of outstanding loans sold with recourse, the impact of the recourse provisions has been immaterial to the mortgage-servicing asset.

         In connection with future sales or securitizations and sales of mortgage loans, the Bank does not anticipate selling loans with recourse. However, the decision to sell loans with recourse is often a function of market conditions. At this time, the Bank cannot predict when or if it will sell such loans.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         See "Asset/Liability Management and Market Risk Disclosure" in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 4. CONTROLS AND PROCEDURES

         (a) Disclosure controls and procedures. As of the end of the Company's most recently completed fiscal quarter covered by this report, the Company carried out an evaluation, with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company's disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-15. Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.

         (b) Changes in internal controls over financial reporting. There have been no changes in the Company's internal controls over financial reporting that occurred during the Company's last fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

                                     PART II

ITEM 1. LEGAL PROCEEDINGS

         From time to time, the Bank is a party to various legal proceedings incident to its business. At March 31, 2004, there were no legal proceedings to which the Bank or its subsidiaries were a party, or to which any of the Bank's property was subject, which were expected by the Bank to result in a material loss.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

         Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

         Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable.

ITEM 5. OTHER INFORMATION

         Not applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a)    Exhibits

  31.1 Certification of the Chief Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002.

  31.2 Certification of the Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002.

  32.1 Certification of the Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act of 2002.

  32.2 Certification of the Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002.

  (b)    Reports on Form 8-K

  (1) Form 8-K dated January 28, 2004 disclosing (under Items 7 and 12) a press release dated January 28, 2004 concerning the Company's results for the three months and year ended December 31, 2003.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 THE TRUST COMPANY OF NEW JERSEY

Date: April 30, 2004                             By: /s/ Alan J. Wilzig
                                                     ---------------------------
                                                     Alan J. Wilzig
                                                     Chairman, President and
                                                     Chief Executive Officer

Date: April 30, 2004                             By: /s/ William S. Burns
                                                     --------------------------
                                                     William S. Burns
                                                     Executive Vice President
                                                     and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------
31.1                     Certification of the Chief Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002.
31.2                     Certification of the Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002.
32.1                     Certification of the Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act of 2002.
32.2                     Certification of the Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002.